Exhibit 2.01

STOCK PURCHASE AGREEMENT

BY AND AMONG

MONTEREY GOURMET FOODS, INC.,

CASUAL GOURMET FOODS, INC.

AND CERTAIN SHAREHOLDERS

JANUARY 11, 2005

TABLE OF CONTENTS

Article 1 PURCHASE AND SALE OF THE SHARES
a)	Purchase and Sale
b)	Purchase Price
c)	Closings; New Shareholder Agreement
d)	Delivery and Escrow of Shares
e)	Failure to Purchase

Article 2 PURCHASER’S REPRESENTATIONS AND WARRANTIES
a)	Organization and Standing
b)	Corporate Power
c)	Authorization
d)	Compliance With Other Instruments
e)	Governmental Consents
f)	Finder’s Fees
g)	Accurate Filings
h)	Investment Representations

Article 3 REPRESENTATIONS AND WARRANTIES OF CASUAL
a)	Organization and Standing
b)	Power
c)	Subsidiaries
d)	Capitalization
e)	Authorization
f)	Financial Statements
g)	Title
h)	Patents and Trademarks
i)	Litigation
j)	Compliance With Other Instruments
k)	Insurance
l)	Governmental Consents
m)	Finder’s Fees
n)	Due Diligence

Article 4 REPRESENTATIONS AND WARRANTIES OF THE SELLERS
a)	Legal Power
b)	Authorization
c)	Share Ownership; Securities Laws
d)	Compliance With Other Instruments
e)	Governmental Consents
f)	Finder’s Fee
g)	Good Title
h)	Confidential Information

Article 5 CONDITIONS TO CLOSINGS
a)	Conditions to Purchaser’s Initial Purchase Obligation
b)	Conditions to Sellers’ Initial Purchase Obligations
c)	Conditions to the Parties’ Additional Purchase Obligations

Article 6 COVENANTS OF THE PARTIES
a)	Covenants of Sellers
b)	Covenant of Purchaser

Article 7 INDEMNIFICATION
a)	Sellers
b)	Purchaser
c)	Notice of Claims
d)	Limitations on Claims

Article 8 TERMINATION OF AGREEMENT
a)	Termination without Breach
b)	Termination for Breach

Article 9 MISCELLANEOUS
a)	Professional Expenses
b)	Further Execution and Delivery
c)	Notification
d)	Survival of Terms
e)	Counterparts
f)	Captions and Terms
g)	Waivers
h)	Binding Effect; Assignment
i)	Governing Law
j)	Entire Agreement
k)	Arbitration
l)	Remedies
m)	Interpretation
n)	Disclosure
o)	Releases
p)	Stockholders’ Representative
q)	Nature of Certain Obligations

Schedule A:	List of Shareholders
Schedule B:	List of Patents, Trademarks, Service Marks, Trade Names and Copyrights (Article 3(h))
Schedule C:	List of Insurance Policies (Article 3(k))
Exhibit 1:	New Shareholder Agreement (Article 1(c))
Exhibit 2:	Escrow Agreement (Article 1(d)(i))
Exhibit 3:	Purchaser’s Schedule of Exceptions (Article 2)
Exhibit 4:	Casual Gourmet’s Schedule of Exceptions (Article 3)
Exhibit 5:	Form of Employment Agreement (Article 5(b)(iii))

2

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is entered into effective as of January 11, 2005, by and among Monterey Gourmet Foods, Inc. a Delaware corporation d/b/a Monterey Pasta (the “Purchaser”), Casual Gourmet Foods, Inc., a Florida corporation (“Casual”), and the beneficial owners of all of the outstanding shares of Casual as identified on the attached Schedule A (each such individual a “Seller” and together the “Sellers”).

RECITALS

A.            At the First Closing (as defined below), Sellers will own of record and beneficially 9,600,448 shares of Common Stock of Casual, representing one hundred percent (100.0%) of the outstanding shares of Casual (the term “Shares” is used hereinafter to refer to all or any portion of the outstanding shares of Common Stock of Casual, as the context requires).

B.            The parties desire that the Purchaser purchase, and the Sellers sell, the Shares, all in accordance with the terms of this Agreement (the “Purchase”).

ARTICLE 1

PURCHASE AND SALE OF THE SHARES

a)                                      Purchase and Sale.

i)              At the First Closing (as defined below), the Sellers will severally sell to the Purchaser and the Purchaser will purchase from each Seller that number of Shares indicated on Schedule A under the heading “1st Closing,” which equals a total of 5,760,270 Shares, representing approximately sixty percent (60%) of the outstanding Shares of Casual (the “Initial Purchase”).

ii)             At the Second, Third and Final Closings (as defined below, together with the First Closing, being hereinafter referred to as the “Closings” and the dates on which such Closings occur being hereinafter together referred to as the “Closing Dates”), the Sellers will severally sell to the Purchaser and the Purchaser will purchase from the Sellers, the remainder of their Shares in accordance with the following schedule, so that, immediately following the Final Closing (as defined below), Purchaser shall be the owner of one hundred percent (100%) of the Shares of Casual.

(A)          On the date that is the first anniversary of the First Closing, or another date within the 90-day period thereafter selected by Purchaser (the “Second Closing”) (provided, however, that if the conditions to such closing set forth in Article 5(c) have not been satisfied or waived within such 90-day period, then the Second Closing shall occur on the second business day after the date on which all such conditions have been satisfied or waived), the Sellers will severally sell to the Purchaser and the Purchaser will purchase from each Seller that number of Shares indicated on Schedule A under the heading “2d Closing,” which equals a total of 960,045 Shares, representing approximately twenty-five percent (25%) of the remaining Shares of Casual not already owned by the Purchaser (the “Second Purchase”).

(B)           On the date that is the second anniversary of the First Closing or within the 90-day period thereafter as selected by Purchaser (the “Third Closing”) (provided, however, that if conditions to closing set forth in Article 5(c) have not been satisfied or waived within such 90-day period, then the Third Closing shall occur on the second business day after the date on which all such conditions have been satisfied or waived), the Sellers will severally sell to the Purchaser and the Purchaser will purchase from each Seller that number of Shares indicated on Schedule A under the heading “3d Closing,” which equals a total of 960,045 Shares, representing approximately one-third of the remaining Shares of Casual not already owned by the Purchaser (the “Third Purchase”).

(C)           On the date that is the third anniversary of the First Closing or within the 90-day period thereafter as selected by Purchaser (the “Final Closing”) (provided, however, that if conditions to closing set forth in Article 5(c) have not been satisfied or waived within such 90-day period, then the Final Closing shall occur on the second business day after the date on which all such conditions have been satisfied or waived), the Sellers will severally sell to the Purchaser and the Purchaser will purchase from each Seller that number of Shares indicated on Schedule A under the heading “4th Closing,” which equals a total of 1,920,088 Shares, representing all of the remaining Shares of Casual not already owned by the Purchaser (the “Final Purchase”).

b)                                     Purchase Price.

i)              The total price for the Initial Purchase shall be Six Million Dollars ($6,000,000) (the “Initial Payment”), which shall be paid by Purchaser at the First Closing in cash to the Sellers, with each Seller receiving a proportionate share of the Initial Payment calculated by multiplying the Initial Payment by a fraction, the numerator of which is the number of Shares transferred by such Seller pursuant to the Initial Purchase and the denominator of which is the total number of all Shares transferred by the Sellers pursuant to the Initial Purchase.

ii)             The total price to be paid by Purchaser for the Second Purchase shall be 62.5% of the EBITDA of Casual (the “Second Payment”), which shall be paid in cash at the Second Closing, with each Seller receiving a proportionate share of the Second Payment calculated by multiplying the Second Payment by a fraction, the numerator of which is the number of Shares transferred by such Seller pursuant to the Second Purchase and the denominator of which is the total number of all Shares transferred by the Sellers pursuant to the Second Purchase.   For purposes of this paragraph, EBITDA shall be defined to mean the aggregate earnings of Casual (as calculated prior to any reduction for interest, taxes, depreciation and amortization) for the twelve-month period commencing on January 1, 2005 and ending on December 31, 2005, as computed by Casual’s Chief Financial Officer and certified in accordance with generally accepted accounting principles and applicable rules of the Securities and Exchange Commission (“SEC”).

iii)            The total price to be paid by Purchaser for the Third Purchase shall be 62.5% of the EBITDA of Casual (the “Third Payment”), which shall be paid in cash at the Third Closing, with each Seller receiving a proportionate share of the Third Payment calculated by multiplying the Third Payment by a fraction, the numerator of which is the number of Shares transferred by such Seller pursuant to the Third Purchase and the denominator of which is the total number of all Shares transferred by the Sellers pursuant to the Third Purchase.   For purposes of this paragraph, EBITDA shall be defined to mean the aggregate earnings of Casual (as calculated prior to any reduction for interest, taxes, depreciation and amortization) for the twelve-month period commencing on January 1, 2006 and ending on December 31, 2006, as computed by Casual’s Chief Financial Officer and certified in accordance with generally accepted accounting principles and applicable rules of the SEC.

iv)           The total price to be paid by Purchaser for the Final Purchase shall be 125% of the EBITDA of Casual (the “Final Payment”), which shall be paid in cash at the Final Closing, with each Seller receiving a proportionate share of the Final Payment calculated by multiplying the Final Payment by a fraction, the numerator of which is the number of Shares transferred by such Seller pursuant to the Final Purchase and the denominator of which is the total number of all Shares transferred by the Sellers pursuant to the Final Purchase.   For purposes of this paragraph, EBITDA shall be defined to mean one-third of the aggregate earnings of Casual (as calculated prior to any reduction for interest, taxes, depreciation and amortization) for the thirty-six month period commencing on January 1, 2005 and ending on December 31, 2007, as computed by Casual’s Chief Financial Officer and certified in accordance with generally accepted accounting principles and applicable rules of the SEC.

c)                                      Closings; New Shareholder Agreement.  Unless (i) the Purchaser, (ii) Casual, and (iii) Sellers owning more than 50% of the total number of Shares owned by all of the Sellers at that time (a “Majority In Interest of the Sellers”), shall agree otherwise in writing, and subject to the satisfaction or waiver of all conditions to such closing set forth in Article 5(a) and (b), (A) the Closing of the Initial Purchase (the “First Closing”) shall occur on January 11, 2005; provided, however, that if conditions to closing set forth in Article 5(a) and (b) have not been satisfied or waived by January 11, 2005, then the First Closing shall occur on the second business day after the date on which all such conditions have been satisfied or waived, and (B) the Second Closing, Third Closing, and Final Closing shall occur on the dates set forth in Article 1(a)(ii)(A), (B), and (C) of this Agreement; provided, however, that if the conditions to such respective Closing set forth in Article 5(c) have not been satisfied or waived by such Closing Date, then such Closing shall occur on the second business day after the date on which all such conditions have been satisfied or waived.  All Closings hereunder shall take place at Casual’s principal place of business or at such location or locations as (i) the Purchaser, (ii) Casual, and (iii) a Majority in Interest of the Sellers shall mutually agree.  At the First Closing, the existing Shareholder’s Agreement among the Sellers and Casual dated January 1998 shall terminate and the Sellers, Casual and the Purchaser agree to execute and enter into a new Shareholder Agreement in the form attached as Exhibit 1 to this Agreement (the “New Shareholder Agreement”).

d)                                     Delivery and Escrow of Shares.

i)              At the First Closing, all Sellers shall deliver to Casual for cancellation any existing certificates for Shares, and Casual shall distribute and deliver to Foley & Lardner LLP or another escrow holder acceptable to a Majority In Interest of the Sellers and the Purchaser (the “Escrow Holder”) new certificates in the names of the Sellers for the appropriate numbers of their respective Shares as of the consummation of the Initial Purchase, determined in accordance with this Agreement and legended as required by the New Shareholder Agreement. The parties hereto authorize and direct the Escrow Holder to hold such certificates (including any new or replacement certificates issued thereafter pursuant to this Agreement), pursuant to the terms of that certain Escrow Agreement in the form attached as Exhibit 2 to this Agreement, as agent for the individual Sellers, subject to their rights of transfer under this Agreement.

ii)             At the Second Closing, the Escrow Holder shall deliver to Casual for cancellation any existing certificates for Shares held by the Escrow Holder, and Casual shall distribute and deliver to the Escrow Holder new certificates in the names of the Sellers for the appropriate numbers of their respective Shares as of the consummation of the Second Purchase, determined in accordance with this Agreement and legended as required by the New Shareholder Agreement.

iii)            At the Third Closing, the Escrow Holder shall deliver to Casual for cancellation any existing certificates for Shares held by the Escrow Holder, and Casual shall distribute and deliver to the Escrow Holder new certificates in the names of the Sellers for the appropriate numbers of their respective Shares as of the consummation of the Third Purchase, determined in accordance with this Agreement and legended as required by the New Shareholder Agreement.

iv)           At the Final Closing, the Escrow Holder shall deliver to Casual for cancellation any existing certificates for Shares held by the Escrow Holder and Casual shall distribute and deliver to Purchaser a new certificate representing one hundred percent (100%) of the outstanding Shares of Casual.

e)                                      Failure to Purchase.

If the conditions set forth in Article 5(c)(i) below to Purchaser’s obligations with respect to the Second Purchase, Third Purchase, and Final Purchase have been satisfied or waived and Purchaser fails to fully perform its obligations with respect to the Second Purchase, Third Purchase, or Final Purchase for which such conditions have been satisfied or waived (the “Unperformed Closing”), then:

i)              Interest shall accrue on any unpaid portion of the Second Payment, Third Payment, or Final Payment, as the case may be, with respect to the Unperformed Closing, commencing on the earlier of (A) the date the Unperformed Closing was scheduled by Purchaser to occur, or (B) if not scheduled by the Purchaser, then on the last date on which Purchaser was permitted to schedule such Unperformed Closing as provided in Article 1(a)(ii) above (the earlier of such dates being hereinafter referred to as the “Unperformed Closing Date”), which interest shall accrue at a rate equal to three percent above the rate then quoted in the “Money Rates” column of the “Money & Investing” section of The Wall Street Journal as being the “prime rate” of interest on the Unperformed Closing Date.

ii)             Each member of the Board of Directors of Casual shall be entitled to one (1) vote apiece, as provided in the New Shareholder Agreement.

iii)            Purchaser shall no longer be entitled to receive one-hundred percent (100%) of the distributions of Casual and all distributions from Casual to its shareholders shall be made as provided in Section 3(c)(ii) of the New Shareholder Agreement.

iv)           All amounts received by Sellers under Section 3(c)(ii) of the New Shareholder Agreement shall be applied against, and reduce the outstanding balance of, the Second Payment, Third Payment, or Final Payment, as the case may be, to be paid by Purchaser in connection with an Unperformed Closing, on a dollar-for-dollar basis.

v)            In the event that Purchaser fails to satisfy the condition set forth in Article 5(c)(ii)(G) below, and such condition is waived by a Majority In Interest of the Sellers on or before the Election Deadline (as defined below), or the Purchaser consents to such waiver by a Majority In Interest of the Sellers after the Election Deadline, then: (A) Purchaser shall be required to pay to the Sellers the full amount of the Second Payment, Third Payment, or Final Payment, as the case may be, to be paid in connection with the Unperformed Closing, plus all accrued interest; and (B) upon full payment of such amount, the Sellers shall sell the Shares in connection with such Unperformed Closing, such Unperformed Closing shall cease to be treated as an Unperformed Closing under this Agreement and under the New Shareholder Agreement, and this Article 1(e) shall cease to apply with respect to such Unperformed Closing, but this Article 1(e) shall be applicable with respect to any future occurring Unperformed Closing.  For purposes of this Article 1(e)(v), the term “Election Deadline” shall mean the later to occur of (I) the date which is six (6) months after the Unperformed Closing Deadline (as defined in Article 5(c)(ii)(G) below) or (II) the date the Sellers have received full payment of the Equalizing Distribution Amount from Casual in accordance with Section 3(c)(ii)(1) of the New Shareholder Agreement.  Notwithstanding anything in this Agreement to the contrary, in the event that Purchaser fails to satisfy the condition set forth in Article 5(c)(ii)(G) below, such condition is not waived by a Majority In Interest of the Sellers on or before the Election Deadline, and Purchaser does not consent to such waiver by a Majority In Interest of the Sellers after the Election Deadline, then Purchaser shall have no further obligation to purchase from Sellers, and Sellers shall have no further obligation to sell to Purchaser, any additional Shares hereunder.

ARTICLE 2

PURCHASER’S REPRESENTATIONS AND WARRANTIES

Except as set forth in the Schedule of Exceptions to the representations and warranties of the Purchaser attached hereto as Exhibit 3, the Purchaser represents and warrants to Casual and to each Seller, as follows. Where used in this Article 2, the terms “to the knowledge of the Purchaser,” “of which the Purchaser is aware” or similar terms mean to the actual knowledge of James M. Williams and Scott Wheeler.

a)                                      Organization and Standing.  The Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing as a domestic corporation under the laws of said state. The Purchaser has all requisite corporate power and authority to own and lease its properties and to conduct its business as presently conducted. The Purchaser is qualified as a foreign corporation in all jurisdictions in which it conducts business, other than any such jurisdiction where the failure to be so qualified will not have a material adverse effect on the Purchaser’s business as now conducted.

b)                                     Corporate Power.  The Purchaser has all requisite legal and corporate power to execute and deliver this Agreement, to purchase the Shares to be acquired hereunder, and to carry out and perform its obligations under the terms of this Agreement.

c)                                      Authorization.  The execution, delivery and performance of this Agreement by the Purchaser have been duly authorized by all requisite corporate action, and this Agreement constitutes a valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights, or rules of law governing specific performance, injunctive relief or other equitable remedies.

d)                                     Compliance With Other Instruments.  The Purchaser is not in violation or breach of any term of its Certificate of Incorporation or Bylaws or to its knowledge in violation or breach of any term of any indenture, mortgage, deed of trust or other agreement, instrument, court order, judgment, decree, statute, rule or regulation to which it is a party or by which it is bound, the violation or breach of which is likely to result in a material adverse change in the assets, financial condition or affairs of the Purchaser. The execution, delivery and performance of and compliance with this Agreement, including the purchase by the Purchaser of the Shares to be acquired hereunder, will not result in any such violation or be in conflict with or constitute a default under any such term or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Purchaser pursuant to any such term.

e)                                      Governmental Consents.  Except as may be required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regulations thereunder and Nasdaq® regulations, no consent, approval or authorization of, or designation, declaration or filing with, any Federal or state governmental authority in the

United States is required on the part of the Purchaser in connection with the valid execution and delivery of this Agreement, the purchase of the Shares to be acquired hereunder, or the consummation of any other transaction contemplated hereby.

f)                                        Finder’s Fees.  The Purchaser has retained no finder or broker in connection with the transactions contemplated by this Agreement, and hereby agrees to indemnify and to hold each Seller harmless of and from any liability for commission or compensation in the nature of a finder’s fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser, or any of its employees or representatives, are responsible.

g)                                     Accurate Filings.  Purchaser has filed, during the two years prior to the date of this Agreement, all  forms, reports and documents with the SEC required to be filed by it pursuant to the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”)  and the SEC rules and regulations thereunder (collectively, the “Purchaser SEC Documents”).  As of their respective dates, the Purchaser SEC Documents complied in form and content in all material respects with the applicable requirements of the Securities Act or the Exchange Act and the SEC rules and regulations thereunder, as the case may be, in effect as of the time of filing.  None of the Purchaser SEC Documents filed pursuant to the Exchange Act as of the time filed, nor any of the Purchaser SEC Documents filed pursuant to the Securities Act as of the time of their effectiveness, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that information contained in any Purchaser SEC Document has been revised or superseded by a later-filed Purchaser SEC Document filed prior to the date hereof.  The financial statements of Purchaser included in the Purchaser SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or Rule 10-01 of Regulation S-X of the SEC) and present fairly in all material respects the consolidated financial position of Purchaser and its consolidated subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Purchaser and its consolidated subsidiaries for the periods presented therein (subject, in the case of the unaudited statements, to year-end audit adjustments, as permitted by Rule 10-01, and any other adjustments described therein).

h)                                     Investment Representations.

i)              This Agreement is made with the Purchaser by Casual and each Seller in reliance upon Purchaser’s representations and covenants made in this Article 2, Section (h), which by its execution of this Agreement the Purchaser hereby confirms.

ii)             Purchaser understands that the Shares to be acquired hereunder have not been registered under the Securities Act or any state securities law and are being sold pursuant to an exemption from registration contained in the Securities Act based upon the representations of Purchaser contained herein.

iii)            Purchaser knows of no public solicitation or advertisement of an offer in connection with the proposed sale of the Shares to be acquired hereunder.

iv)           Purchaser is acquiring the Shares to be acquired hereunder for its own account for investment and not as a nominee and not with a view to the distribution thereof. Purchaser understands that, except as otherwise provided in this Agreement, it must bear the economic risk of this investment indefinitely unless the sale of the Shares to Purchaser is registered pursuant to the Securities Act, or an exemption from such registration is available, and that neither Casual nor any of the Sellers has any present intention of registering such sale. Purchaser further understands that there is no assurance that any exemption from the Securities Act will be available or, if available, that such exemption will allow Purchaser to dispose of or otherwise transfer any or all of the Shares under the circumstances, in the amounts or at the times Purchaser might propose.

v)            Purchaser acknowledges that upon the consummation of the First Closing, Purchaser shall be deemed to have made the following representations and warranties: (A) Purchaser has been given full access to all material information concerning Casual, including, but not limited to, the books and records of Casual as well as such other information as Purchaser deems necessary or appropriate as a prudent and knowledgeable purchaser in evaluating the purchase of the Shares; (B) Casual has made available to Purchaser the opportunity to obtain additional information to verify the accuracy of all such information, and to evaluate the merits and risks of Purchaser’s investment; (C) Purchaser has had the opportunity to ask questions of, and receive satisfactory answers from, the officers and directors of Casual concerning the business of Casual and to verify all such information.

vi)           By reason of its business or financial experience, Purchaser has the capacity to protect its own interests in connection with the purchase of the Shares hereunder and has the ability to bear the economic risk (including the risk of total loss) of its investment.

vii)          Purchaser further covenants that it will not make any sale, transfer or other disposition of the Shares in violation of the Securities Act, the Securities Exchange Act or the rules of the SEC promulgated thereunder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF CASUAL

Except as set forth in the Schedule of Exceptions to the representations and warranties of Casual attached hereto as Exhibit 4, Casual represents and warrants to the Purchaser, as follows. Where used in this Article 3, the terms “to the knowledge of Casual,” “of which Casual is aware” or similar terms mean to the actual knowledge of any or all of Ben R. Rizzo, David Canarelli or Robert J. Hapanowicz.

a)                                      Organization and Standing.  Casual is a corporation duly organized and validly existing under the laws of the state of Florida and is in good standing under the laws of said state. Casual has all requisite corporate power and authority to own and lease its properties and to conduct its business as presently conducted. Casual is qualified to do business in all jurisdictions in which it conducts business, other than any such jurisdiction where the failure to be so qualified will not have a material adverse effect on Casual’s business as now conducted.

b)                                     Power.  Casual has all requisite legal power to execute and deliver this Agreement and to carry out and perform its obligations under the terms hereof. The Shares to be sold hereunder, when sold in accordance with the Agreement, shall be duly authorized and validly issued shares of Casual entitling Purchaser to all rights associated with the Shares as a shareholder of Casual.

c)                                      Subsidiaries.  Casual does not presently control, directly or indirectly, any other corporation, partnership, business trust, association or other business entity.

d)                                     Capitalization.  The outstanding Shares of Casual will be owned immediately prior to the First Closing as set forth in Schedule A attached hereto. Except for such rights as are set forth in the Shareholder’s Agreement dated January 1998, all of which rights are hereby waived by the Sellers for the purposes of this Agreement, no subscription, warrant, option or other right to purchase or acquire any interest in Casual, or securities convertible into or exchangeable for any such interest, are outstanding.  The offer and sale of the Shares to the Sellers by Casual, whether in one or more transactions, was accomplished pursuant to valid exemptions from the requirement of registration under the Securities Act and applicable state securities laws and regulations and in substantial compliance with all requirements thereof. The parties acknowledge and agree that (i) any expense with respect to any claim against or liability of Casual required by generally accepted accounting principles to be recognized in Casual’s financial statements prior to the Final Closing with respect to any breach or nonfulfillment of the representation and warranty set forth in the preceding sentence shall be deemed an expense of Casual for purposes, as applicable, of the Second, Third and Final Payments hereunder, and (ii) no other recourse, direct or indirect,  against the Sellers shall be permitted under this Agreement with respect to any such claims or liabilities.

e)                                      Authorization.  The execution, delivery and performance of this Agreement by Casual have been duly authorized by all requisite action of its directors and shareholders, and this Agreement constitutes a valid and binding obligation of Casual enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights, or rules of law governing specific performance, injunctive relief or other equitable remedies.

f)                                        Financial Statements.  Casual’s unaudited financial statements for the year ended December 31, 2003 and ten months ended October 31, 2004 (the “Casual Unaudited Financial Statements”) have been delivered to the Purchaser.  The Casual Unaudited Financial Statements present fairly the financial condition, operating results and cash flows of Casual in all material respects as of their dates and for the periods then ended.  Since October 31, 2004, there has not been any change in the assets, liabilities, financial condition or results of operations of Casual from that reflected in the Casual Unaudited Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate has had a materially adverse effect on such assets, liabilities, financial condition or results of operations of Casual.  Except as shown or reflected in the Casual Unaudited Financial Statements, Casual does not have outstanding on the date of this Agreement any material indebtedness or liability that is required by GAAP to be included in the Casual Unaudited Financial Statements, except those incurred in the ordinary course of business since October 31, 2004.

g)                                     Title.  Casual has good title to all properties and assets owned by it, other than any deficiencies in title which, individually or in the aggregate, are not material to the business or properties of Casual as a whole. Except for obligations reflected in the Casual Financial Statements, Casual’s properties and assets are not subject to any liens, mortgages, pledges, encumbrances or charges of any kind, except liens for current taxes or assessments not delinquent and except any such liens, mortgages, pledges, encumbrances or charges which, individually or in the aggregate, are not material to the business or properties of Casual as a whole. All leases pursuant to which Casual leases real or personal property are in good standing and are valid and effective in accordance with their respective terms, and there exists no material default or other occurrence or condition which could result in a default or termination of any such lease which would have a material adverse effect on the business of Casual as now being conducted.

h)                                     Patents and Trademarks.  Casual, to its knowledge, has good title to, ownership of or the right to use, all patents, trademarks, service marks, trade names, copyrights, trade secrets, software programs, information, proprietary rights, recipes and processes (“Proprietary Rights”) used in and necessary to conduct its business as now conducted, and, to Casual’s knowledge, Casual’s ownership or use of such Proprietary Rights does not and will not conflict with or infringe upon the rights of others. Casual has not received any written communications (or, to its knowledge, any oral communications) alleging that Casual has violated any of the Proprietary Rights of any other person. All patents, trademarks, service marks, trade names and copyrights to which Casual claims ownership or right of use are listed on Schedule B attached to the Agreement.

i)                                         Litigation.  There is no action, suit, proceeding or investigation pending or, to Casual’s knowledge, currently threatened against Casual which questions the validity of this Agreement, or the right of Casual to enter into this Agreement or to consummate the transactions contemplated hereby, or which is likely to result, either individually or in the aggregate, in any material adverse change in the assets, financial condition or affairs of Casual or any change in the equity ownership of Casual. The foregoing includes, without limitation, actions known to Casual that are pending or threatened and which involve the prior employment of any of Casual’s employees, their use in connection with Casual’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Casual is not to its knowledge a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

j)                                         Compliance With Other Instruments.  Casual is not in violation or breach of any term of its Articles of Incorporation or to its knowledge in violation or breach of any term of any indenture, mortgage, deed of trust or other agreement, instrument, court order, judgment, decree, statute, rule or regulation to which it is a party or by which it is bound, the violation or breach of which is likely to result in a material adverse change in the assets, financial condition or affairs of Casual. The execution, delivery and performance of and compliance with this Agreement by Casual and the sale and delivery of the Shares to be sold hereunder will not result in any such violation or be in conflict with or constitute a default under any such term or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Casual pursuant to any such term.

k)                                      Insurance.  Casual has in place the fire, casualty and liability insurance policies described in Schedule C, and such policies are adequate to provide against all risks material to the business of Casual as it is now being conducted.

l)                                         Governmental Consents.  No consent, approval or authorization of, or designation, declaration or filing with, any Federal or state governmental authority in the United States is required on the part of Casual in connection with the valid execution and delivery of this Agreement or the consummation of any transaction contemplated hereby, except, if required, qualifications or filings in connection with exemptions under any applicable state “blue sky” laws and Federal securities laws, which qualifications or exemptions, if required, will have been obtained and will be effective as of the First Closing, or will be obtained or filed after such First Closing within the prescribed time in order to secure such exemptions or qualifications.

m)                                   Finder’s Fees.  Casual has retained no finder or broker in connection with the transactions contemplated by this Agreement and hereby agrees to indemnify and to hold the Purchaser harmless of and from any liability for commission or compensation in the nature of a finder’s fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which Casual, or any of its employees or representatives, are responsible.

n)                                     Due Diligence.  Casual warrants that, to the knowledge of Casual, all due diligence information provided by Casual to the Purchaser prior to the First Closing is and shall be materially true and correct when provided to the Purchaser, except for projections or other information that is specifically identified, at the time it is provided to the Purchaser or at any other time prior to the First Closing, as uncertain, conjectural or otherwise potentially subject to inaccuracy.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, severally and not jointly, represents and warrants to the Purchaser with respect to the Shares to be sold by such Seller, as follows:

a)                                      Legal Power.  Seller has all requisite legal power to execute and deliver this Agreement, to sell and convey the Shares to be sold hereunder, and to carry out and perform Seller’s obligations under the terms of this Agreement.

b)                                     Authorization.  The execution, delivery and performance of this Agreement by Seller has been duly authorized to the extent required by all corporate, partnership or other organizational action, and this Agreement constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights, or rules of law governing specific performance, injunctive relief or other equitable remedies.

c)                                      Share Ownership; Securities Laws.  Seller is at the time of the execution of this Agreement by such Seller, and shall be immediately prior to the First Closing, the sole legal and beneficial owner of that certain number of Shares set forth opposite such Seller’s name in the column labeled “Number of Shares” in Schedule A attached hereto; such Shares of the Seller represents all of the issued and outstanding shares of capital stock in Casual owned by such Seller; and such Seller does not own directly or indirectly any other shares of capital stock of Casual and has no rights under any subscription, warrant, option or other right to purchase or acquire any interest in Casual, or securities convertible into or exchangeable for any such interest.  Each such Seller represents and warrants that the Shares issued to such Seller, whether pursuant to any debt modification and exchange agreement or otherwise, were issued pursuant to a valid exemption from federal and state securities laws.

d)                                     Compliance With Other Instruments.  The execution, delivery and performance of and compliance with this Agreement by Seller and the sale and transfer of the Shares by Seller pursuant to the terms hereof, will not result in any violation or breach of any term of Seller’s organizational documents, or to its knowledge any violation or breach by it of any term of any indenture, mortgage, deed of trust or other agreement, instrument, court order, judgment, decree, statute, rule or regulation to which Seller is a party or by which Seller is bound or be in conflict with or constitute a default under any such term or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Seller.

e)                                      Governmental Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Federal or state governmental authority in the United States is required on the part of Seller in connection with the valid sale and transfer of the Shares by Seller hereunder or the consummation of any other transaction contemplated hereby, except, if required, qualifications or filings in connection with exemptions under any applicable state “blue sky” laws and Federal securities laws, which qualifications or exemptions, if required, will have been obtained and will be effective as of the First Closing, or will be obtained or filed after such First Closing within the prescribed time in order to secure such exemptions or qualifications.

f)                                        Finder’s Fee.  Seller has retained no finder or broker in connection with the transactions contemplated by this Agreement and hereby agrees to indemnify and to hold the Purchaser harmless of and from any liability for any commission or compensation in the nature of a finder’s fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which Seller is responsible.

g)                                     Good Title.  Seller has, and on the Closing Dates will have, good and marketable title to the Shares proposed to be sold hereunder on such respective Closing Dates and full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver such Shares hereunder, free and clear of all voting trust arrangements, liens, encumbrances, equities, security interests, restrictions and claims whatsoever, other than restrictions imposed by applicable federal and state securities laws; and upon delivery of and payment for such Shares hereunder, the Purchaser will acquire good and marketable title thereto, free and clear of all liens, encumbrances, equities, claims, restrictions, security interests, voting trusts or other defects of title whatsoever, other than restrictions imposed by applicable federal and state securities laws or by this Agreement.

h)                                     Confidential Information.  Seller’s relationship to Casual is that of an investor only. Seller is not, and has never been, an employee of Casual, or been given access to confidential information regarding Casual, its actual or proposed business, operations, customers, properties or products beyond that information provided to all Sellers generally. Seller has no present intention or plan to commence, invest in or otherwise be connected with any business competitive with Casual. This Article 4(h) shall not apply to, and the representations contained herein are not made by, the three principal officers of Casual identified in Article 5(b)(iii).

ARTICLE 5

CONDITIONS TO CLOSINGS

a)                                      Conditions to Purchaser’s Initial Purchase Obligation.  The Purchaser’s obligation to make the Initial Purchase from the Sellers at the First Closing is subject to the fulfillment prior to the First Closing of the following conditions to the reasonable satisfaction of Purchaser, any of which may be waived in whole or in part by the Purchaser:

i)              The representations and warranties made by Casual in Article 3 hereof and by the Sellers in Article 4 hereof shall be true and correct in all material respects as if made on and as of the First Closing.

ii)             All covenants, agreements and conditions contained in this Agreement to be performed by Casual and the Sellers on or prior to the First Closing shall have been performed or complied with in all material respects.

iii)            The Purchaser, Casual and the Sellers shall have executed the New Shareholder Agreement in the form attached as Exhibit 1.

iv)           The Board of Directors of Casual shall have approved the Purchase, the Agreement and all related agreements and documents made in connection with the transactions provided for hereunder.

v)            Casual shall have obtained all required approvals, consents and authorizations of third parties, including, if necessary, customers and creditors of Casual.

vi)           Purchaser shall have completed to its sole satisfaction a due diligence review of the assets, liabilities, organization and business of Casual. In connection with such review, Sellers and Casual shall have communicated to the Purchaser a full understanding of (1) Casual’s two largest customers, including volumes, relationships and promotional programs, and (2) Casual’s co-packing arrangements, including any existing agreements and, if requested by Purchaser, by means of a tour of any co-packing facility.

vii)          Casual’s net assets (total assets less total liabilities) shall equal not less than nine hundred thousand dollars ($900,000).

b)                                     Conditions to Sellers’ Initial Purchase Obligations.  The obligations of the Sellers to sell and convey the Shares to be sold at the First Closing is subject to the fulfillment to the satisfaction of the Sellers, on or prior to the First Closing, of the following conditions, any of which may be waived in whole or in part by either of the Sellers on its behalf:

i)              The representations and warranties made by the Purchaser in Article 2 hereof shall be true and correct in all material respects as if made on and as of the First Closing.

ii)             All covenants, agreements and conditions contained in this Agreement to be performed by the Purchaser on or prior to the First Closing shall have been performed or complied with in all material respects.

iii)            Casual and its three principal officers (Ben R. Rizzo, David Canarelli and Robert J. Hapanowicz) shall have entered into new employment agreements, to be effective on and after the date of the First Closing, in the form attached as Exhibit 5.

iv)           The Board of Directors of the Purchaser shall have approved the Purchase, the Agreement and all related agreements and documents made in connection with the transactions provided for hereunder.

c)                                      Conditions to the Parties’ Additional Purchase Obligations.

i)              Conditions to Purchaser’s Additional Purchase Obligations.  The Purchaser’s obligation to make the Second Purchase, Third Purchase and Final Purchase from each of the respective Sellers at the Second Closing, Third Closing and Final Closing, respectively, is subject to the fulfillment prior to the date of each such Closing of the following conditions to the reasonable satisfaction of Purchaser, any of which may be waived in whole or in part by the Purchaser:

(A)          There shall be no action, suit, proceeding or investigation pending or, to the knowledge of Casual’s executive officers, currently threatened against Casual which questions the validity of this Agreement, or the right of Casual to enter into this Agreement or to consummate the transactions contemplated hereby.

(B)           No consent, approval or authorization of, or designation, declaration or filing with, any Federal or state governmental authority in the United States shall be required on the part of Casual or such Seller in connection with the consummation, as the case may be, of Second Purchase, Third Purchase or Final Purchase, respectively, or any other transaction contemplated thereby, except, if required, qualifications or filings in connection with exemptions under any applicable state “blue sky” laws and Federal securities laws, which qualifications or exemptions, if required, will have been obtained and will be effective on the date of each such Closing, or will be obtained or filed after such date within the prescribed time in order to secure such exemptions or qualifications.

(C)           Such Seller shall have all requisite legal power to sell and convey the Shares to be sold by such Seller at such Closing hereunder, and to carry out and perform its obligations under the terms of this Agreement.

(D)          The performance of such Seller’s obligations in connection with such Closing by Seller shall have been duly authorized by all requisite corporate, partnership or other required organizational action, if applicable, and this Agreement shall constitute a valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights, or rules of law governing specific performance, injunctive relief or other equitable remedies.

(E)           The performance of and compliance with such Seller’s obligations in connection with such Closing by Seller, and the sale and transfer of the Shares to be sold by such Seller at such Closing pursuant to the terms hereof, will not result (to the extent applicable) in any violation or breach of any term of such Seller’s organizational documents, if applicable, or to such Seller’s knowledge any violation or breach by such Seller of any term of any indenture, mortgage, deed of trust or other agreement, instrument, court order, judgment, decree, statute, rule or regulation to which such Seller is a party or by which such Seller is bound or be in conflict with or constitute a default under any such term or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of such Seller.

(F)           Such Seller shall have good and marketable title to the Shares proposed to be sold by such Seller at such Closing hereunder and full right, power and authority to sell, assign, transfer and deliver such Shares hereunder, free and clear of all voting trust arrangements, liens, encumbrances, equities, security interests, restrictions and claims whatsoever, other than restrictions imposed by applicable federal and state securities laws; and upon delivery of and payment for such Shares hereunder, the Purchaser will acquire good and marketable title thereto, free and clear of all liens, encumbrances, equities, claims, restrictions, security interests, voting trusts or other defects of title whatsoever, other than restrictions imposed by applicable federal and state securities laws or by this Agreement.

(G)           All covenants, agreements and conditions contained in this Agreement to be performed by such Seller on or prior to such Closing shall have been performed or complied with in all material respects.

ii)             Conditions to Sellers’ Additional Purchase Obligations.  The obligations of each of the Sellers to sell and convey the Shares to be sold at the Second Closing, Third Closing and Final Closing by such Seller shall be subject to the fulfillment, on or prior to the date of each such Closing, of the following conditions to the reasonable satisfaction of such Seller, any of which may be waived in whole or in part by any Seller on its own behalf:

(A)          The Purchaser shall have all requisite legal and corporate power to purchase the Shares to be acquired at such Closing hereunder, and to carry out and perform its obligations under the terms of this Agreement.

(B)           The performance by the Purchaser of its obligations in connection with such Closing shall have been duly authorized by all requisite corporate action, and this Agreement shall constitute a valid and binding obligation of the Purchaser enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights, or rules of law governing specific performance, injunctive relief or other equitable remedies.

(C)           The Purchaser shall not be in violation or breach of any term of its Certificate of Incorporation or Bylaws or to its knowledge in violation or breach of any term of any indenture, mortgage, deed of trust or other agreement, instrument, court order, judgment, decree, statute, rule or regulation to which it is a party or by which it is bound, the violation or breach of which is likely to result in a material adverse change in the assets, financial condition or affairs of the Purchaser. The performance of and compliance with Purchaser’s obligations in connection with such Closing will not result in any such violation or be in conflict with or constitute a default under any such term or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Purchaser pursuant to any such term.

(D)          Except as may be required by the Securities Exchange Act of 1934, as amended, regulations thereunder and Nasdaq® regulations, no consent, approval or authorization of, or designation, declaration or filing with, any Federal or state governmental authority in the United States shall be required on the part of the Purchaser in connection with the purchase of the Shares to be acquired at such Closing, or the consummation of any other transaction contemplated thereby.

(E)           The investment representations made by Purchaser in connection with the execution of the Agreement and the First Closing and set forth in Article 2, Section (h), shall be deemed to have been reconfirmed by the Purchaser at such Closing.

(F)           All covenants, agreements and conditions contained in this Agreement and the New Shareholder Agreement to be performed by the Purchaser on or prior to such Closing shall have been performed or complied with in all material respects.

(G)           Purchaser shall have paid to the Sellers, on or before the date which is ninety (90) days following any Unperformed Closing Date (the “Unperformed Closing Deadline”), the full amount of the purchase price to be paid in connection with such Unperformed Closing, plus all accrued interest, if any.

ARTICLE 6

COVENANTS OF THE PARTIES

a)                                      Covenants of Sellers.  Each Seller makes the following covenants to and for the benefit of Purchaser:

i)              No Encumbrance of the Shares.  During the period preceding the First Closing, so long as this Agreement has not been terminated as provided in Article 8, each Seller agrees that he, she, or it will not, directly or indirectly, offer the Shares to be acquired hereunder or any of the assets of Casual to, solicit or entertain offers for them from, negotiate for their sale, or make information concerning them available to, any third party, other than sales of completed products in the ordinary course of business. During the period after the First Closing and prior to the Final Closing, the Shares remaining to be purchased under this Agreement shall be unencumbered except as provided herein, and no Seller, directly or indirectly, shall offer the Shares owned by Seller and to be acquired by Purchaser to, solicit or entertain offers for them from, negotiate for their sale, or make information concerning them available to, any third party.

ii)             Continuing Rights to Intellectual Property. Sellers acknowledge and agree that, from and after the First Closing of the Agreement, Casual will own and retain all United States and Canadian (applications pending) rights in the items listed on Schedule B. Sellers covenant and agree that Sellers will not use or attempt to use such property in advertising or marketing, as a trademark or trade name, or in any other manner or for any other purpose not consistent with Casual’s rights to such property.

iii)            Access.  To permit Purchaser to conduct its due diligence investigation, Sellers will permit Purchaser and its representatives to have reasonable access to Casual and its assets, the premises in which Sellers conduct the business of Casual and all of Casual’s books, records and personnel files, and will furnish to Purchaser financial data, operating data, and other written information concerning Casual or its business, as Purchaser shall reasonably request.  Notwithstanding the foregoing, Purchaser will not attempt to visit the premises of Casual or to contact its customers or suppliers except by prior arrangement with Sellers.

iv)           Conduct of Business.  Until the First Closing or termination of this Agreement, Sellers will use commercially reasonable efforts to conduct the business of Casual in a reasonable and prudent manner in accordance with past practices, preserve its existing business organization and relationships with its employees, customers, suppliers and others with whom it has a business relationship, preserve and protect its assets, and conduct the business in compliance with all applicable laws and regulations.

v)            Audit. Each of the Sellers and Casual agree to cause the financial statements of Casual for the year ended December 31, 2004, to be audited (at Purchaser’s cost) and to cause such audited financial statements (the “Casual Financial Statements”) to be delivered to the Purchaser no later than March 15, 2005.  The cost of such audit shall not be deemed an expense of Casual for purposes of determining the EBITDA of Casual in Article 1 above. All financial statements of Casual for periods subsequent to December 31, 2004 shall be audited by Pender Newkirk & Co. or if such firm is not licensed to practice before the SEC or otherwise refuses to perform such audit, then by another public accounting firm licensed to practice before the SEC; and shall be compliant with all public company audit requirements under the Sarbanes-Oxley Act of 2002 and regulations thereunder. The cost of all such further audits of Casual’s financial statements shall be considered an expense of Casual for all purposes including, without limitation, the determination of EBITDA of Casual pursuant to Article 1.

vi)           Remedies. The covenants of Sellers contained in this Article 6(a) are reasonable in duration and scope.  In the event of a breach of these covenants by Sellers, or any of them, Purchaser shall be entitled to injunctive relief, as well as to damages sustained and the recovery of actual attorneys’ fees and all costs incurred to enforce these covenants.

b)                                     Covenant of Purchaser.  Purchaser makes the following covenant for the benefit of Sellers, which covenants shall survive the First Closing of this Agreement:

i)              Confidential Information.

(A)          Until the Final Closing has occurred, Purchaser will hold in confidence, and will not use to the detriment of Sellers or Casual, any data and information regarding Sellers or Casual obtained from Sellers or Casual or its assets or any product line now produced by Casual in connection with this Agreement or the negotiation of the transactions which it contemplates, including but not limited to formulas, methods, specifications, manufacturing methods, recipes, documentation produced, business affairs, future plans, process information, customer lists or any other information which is a valuable, special and unique asset of Sellers or Casual,  (“Seller Confidential Information”). Upon termination of this Agreement for any reason, Purchaser shall return promptly to Sellers and/or Casual all Seller Confidential Information received in whatever form by Purchaser from Sellers or Casual in connection with the proposed transaction and deliver to Sellers or Casual or destroy all copies of such material which may have been made by Purchaser or its representatives.  In addition to the foregoing, Purchaser covenants and agrees that neither Purchaser nor any of its subsidiaries or affiliates (other than Casual) shall, at any time prior to the Final Closing, without a license approved in accordance with Section 3(a)(v)(3) of the New Shareholder Agreement, engage in the business of producing, marketing or selling specialty sausages.  A violation of this paragraph shall be a material violation of this Agreement.  The parties hereby acknowledge that the foregoing covenants are a material inducement to the Sellers entering into this Agreement and that any violation of these covenants would have a significant negative impact on the calculation of the purchase price of the Shares to be acquired by Purchaser in the Second Purchase, Third Purchase and Final Purchase.

(B)           Seller Confidential Information shall not include any other information that becomes publicly available through no act of the disclosing party, is received rightfully from a third party without duty of confidentiality, is disclosed under operation of law, or is disclosed with the prior written permission of the Sellers.

(C)           Purchaser agrees that it will not at any time or in any manner, either directly or indirectly, use any Seller Confidential Information for its own benefit, and that it will protect such information and treat it as strictly confidential.  A violation of this paragraph shall be a material violation of this Agreement.  If it appears that Purchaser has disclosed (or has threatened to disclose) Seller Confidential Information in violation of this Agreement, Sellers shall be entitled to an injunction to restrain Purchaser from disclosing, in whole or in part, such information, or from providing any services to any party to whom such information has been disclosed or may be disclosed.  Sellers shall not be prohibited by this provision from pursuing other remedies, including claims for losses or damages.

ii)             Remedies. The covenants of Purchaser contained in this Article 6(b) are reasonable in duration and scope.  In the event of a breach of these covenants by Purchaser, Sellers shall be entitled to injunctive relief, as well as to damages sustained and the recovery of actual attorneys’ fees and all costs incurred to enforce these covenants.

ARTICLE 7

INDEMNIFICATION

a)                                      Sellers.  Sellers (on a pro rata basis determined in accordance with the respective percentage interests of the Shares of Casual owned by them immediately prior to the First Closing) hereby covenant and agree that Purchaser, and its successors in interest and assigns and their respective shareholders, partners, members, directors, officers, managers, employees, agents and representatives (the “Purchaser Indemnified Parties”) shall be indemnified and held harmless, subject to the provisions of this Article 7, from and against all liabilities, losses, claims, demands, suits, judgments, damages and expenses (including reasonable legal expenses) resulting from a breach or nonfulfillment of any of the representations, warranties, covenants and agreements of Casual set forth in this Agreement, including attorneys’ fees and other costs and expenses, judgments and amounts paid in settlement or compromise of any third party action, lawsuit, proceeding, citation or investigation relating to, arising out of or attributable to the foregoing.  In addition each Seller hereby covenants and agrees that the Purchaser Indemnified Parties shall be indemnified and held harmless, subject to the provisions of this Article 7, from and against all liabilities, losses, claims, demands, suits, judgments, damages and expenses (including reasonable legal expenses) resulting from a breach or nonfulfillment of any of the representations, warranties, covenants and agreements of such Seller set forth in this Agreement, including attorneys’ fees and other costs and expenses, judgments and amounts paid in settlement or compromise of any third party action, lawsuit, proceeding, citation or investigation relating to, arising out of or attributable to the foregoing.

b)                                     Purchaser.  Purchaser agrees to indemnify and hold harmless the Sellers and Casual against all liabilities, losses, claims, demands, suits, judgments, damages and expenses (including reasonable legal expenses) resulting from a breach or nonfulfillment of any of the representations, warranties, agreements and covenants of Purchaser set forth in this Agreement, including attorneys’ fees and other costs and expenses, judgments and amounts paid in settlement or compromise of any third party action, lawsuit, proceeding, citation or investigation relating to, arising out of or attributable to the foregoing.

c)                                      Notice of Claims.   If any claim is asserted relating to any liability specified in Sections (a) or (b), whether based upon a third party claim or otherwise, the party seeking indemnification shall promptly give notice of such claim to the indemnifying party, provided that no claim shall be asserted by any party unless and until the total amount of claims asserted by such party equals or exceeds $100,000.  Such written notice shall specify in reasonable detail the nature of the claim for indemnification, and if such notice is being delivered by Purchaser, such notice shall be delivered to the indemnifying party prior to the respective Closing Date for which such Second, Third or Final Payment is to be offset.  Where such claim is based upon a claim asserted by a third party, the indemnifying party shall have the sole right, at its own expense, to contest or to compromise and settle such claim.

d)                                     Limitations on Claims.  In the event that any of the Purchaser Indemnified Parties sustains any liability, loss, damage or expense which is covered by a Seller’s indemnification under this Agreement, such person’s sole remedy shall be to offset the same against any amount payable to such Seller under this Agreement in connection with the Second, Third or Final Closing, subject to the notice requirements set forth above and the escrow requirements set forth below, it being acknowledged hereunder that under no circumstances shall Purchaser have any claim to recover the Initial Payment or any other payment after such payment has been made to Sellers.  In the event there is a dispute between the Purchaser Indemnified Parties and the indemnifying parties regarding the proper amount of the indemnification being sought, then (i) Purchaser shall institute an arbitration proceeding (pursuant to Article 9(k) below) for the determination by an arbitrator of the proper amount of such indemnification, (ii) Purchaser shall deliver the entire Second, Third or Final Payment, as the case may be, to an escrow holder (to be agreed upon by the parties) who shall hold such amounts in escrow pending the conclusion of the proceeding, and (iii) the Second, Third or Final Closing, as the case may be, shall be delayed until the conclusion of such arbitration proceeding and Sellers receive such payments to be made to them as determined by the arbitrator.  The indemnification set forth is this Article 7 shall be the exclusive remedy of the Sellers, Casual and Purchaser for claims described in Article 7(a) and (b).  No liability for any claim shall be allowed against any indemnifying party unless notice of the claim is given to the indemnifying party on or before the Final Closing.  In the event that any of the Purchaser Indemnified Parties seeks to be indemnified under the provisions of this Article 7 as a result of any loss or expense of Casual, such loss or expense giving rise to the indemnity claim shall be disregarded solely for purposes of calculating the EBITDA of Casual under Article 1 above.

ARTICLE 8

TERMINATION OF AGREEMENT

a)                                      Termination without Breach.  This Agreement may be terminated without further liability of any party at any time prior to the First Closing:

i)              By mutual written consent of (A) Purchaser, (B) Casual, and (C) a Majority In Interest of the Sellers;

ii)             By Purchaser, if the First Closing has not occurred on or before January 31, 2005 (the “Termination Date”), provided that Purchaser is not in material breach of any of its obligations under this Agreement and Purchaser has not, through breach of a representation, warranty or covenant, prevented the First Closing from occurring on or before such date;

iii)            By a Majority In Interest of the Sellers, if the First Closing has not occurred on or before the Termination Date, provided that Sellers are not in material breach of any of their obligations under this Agreement and Sellers have not, through breach of a representation, warranty or covenant, prevented the First Closing from occurring on or before such date.

iv)           In the event of a termination of this Agreement pursuant to this Article 8(a), neither Purchaser nor Casual nor Sellers thereafter shall have any responsibility under this Agreement to the other except the duty to maintain confidentiality of information exchanged by the parties (provided that Section 6(b)(i) hereof shall survive such termination), and any documents or other things delivered by any party that are in the possession of another party shall be immediately returned.

b)                                     Termination for Breach.

i)              Termination by Purchaser.  If (i) there has been a violation or breach by Sellers or Casual of any of the material agreements, representations, or warranties contained in this Agreement that has not been waived in writing by Purchaser, (ii) there has been a failure of satisfaction of a condition to the obligations of Purchaser in Article 5(a) hereof (other than Article 5(a)(vi)) that has not been so waived, or (iii) Sellers shall have attempted to terminate this Agreement under this Article 8 or otherwise without grounds to do so, then Purchaser may, by written notice to the Sellers at any time prior to the First Closing that such material violation, breach, failure, or wrongful termination is continuing, terminate this Agreement with the effect set forth in Article 8(b)(iii) hereof.

ii)             Termination by Sellers.  If (i) there has been a violation or breach by Purchaser of any of the material agreements, representations, or warranties contained in this Agreement that has not been waived in writing by a Majority In Interest of the Sellers, (ii) there has been a failure of satisfaction of a condition to the obligations of Sellers in Article 5(b) hereof that has not been so waived, or (iii) Purchaser shall have attempted to terminate this Agreement under this Article 8 or otherwise without grounds to do so, then a Majority In Interest of the Sellers may, by written notice to Purchaser at any time prior to the First Closing that such violation, breach, failure, or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Article 8(b)(iii) hereof.

iii)            Effect of Termination.  Termination of this Agreement pursuant to this Article 8(b) shall not in any way terminate, limit, or restrict the rights and remedies of any party hereto against any other party that has violated, breached, or failed to satisfy any of the representations, warranties, covenants, agreements, conditions, or other provisions of this Agreement prior to termination hereof.  In the event of a termination of this Agreement pursuant to this Article 8(b), Purchaser, Casual, and Sellers shall maintain the confidentiality of information exchanged by the parties (and Section 6(b)(i) hereof shall survive such termination), and any documents or other things delivered by any party that are in the possession of another party shall be immediately returned.

ARTICLE 9

MISCELLANEOUS

a)                                      Professional Expenses.  Except as otherwise provided herein, Purchaser, Casual and Sellers shall be responsible to pay the fees of their respective attorneys, accountants and consultants incurred in connection with the Agreement.

b)                                     Further Execution and Delivery.  Each party shall execute and/or deliver all such items, documents and instruments as any other party or any of its successors in interest or assigns may at any time reasonably request to further and more completely evidence and confirm the transactions made pursuant to this Agreement.

c)                                      Notification.  All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows, or when received by confirmed fax as follows:

To the Purchaser:	Monterey Gourmet Foods, Inc.
1528 Moffett Street
Salinas, CA 93905
Attention: Scott Wheeler
Chief Financial Officer
Phone: (831) 753-6262
Fax: (831) 753-6257

with copy to
Robert W. Shapiro, Esq.
Shapiro Buchman Provine & Patton LLP
1333 N. California Blvd, Suite 350
Walnut Creek, CA 94596
Phone: (925) 944-9700
Fax: (925) 944-9701

To Casual and Sellers	Robert J. Hapanowicz
Casual Gourmet Foods, Inc.
4500 140th Avenue North, Suite 205
Clearwater, FL 33762
Phone: (727) 298-8307
Fax: (727) 298-0616

with copy to:
Steven W. Vazquez, Esq.
Foley & Lardner LLP
100 North Tampa Street
Suite 2700
Tampa, FL 33602
Phone: (813) 225.4132
Fax: (813) 221-4210

d)                                     Survival of Terms.   Subject to Article 7, Section (d), all representations, warranties and covenants (including but not limited to covenants relating to competition and confidentiality) contained in this Agreement or in any certificate or other instrument delivered by or on behalf of the parties hereto shall be continuous and shall survive the execution of the Agreement and each of the Second, Third and Final Closings.

e)                                      Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which when taken together shall constitute one and the same instrument.

f)                                        Captions and Terms.  The captions used in the Agreement are for convenience of reference only and shall not be considered part of it nor limit or otherwise affect the meaning of any of its provisions. Usage of the singular or plural number or the masculine, feminine or neuter gender shall include the others, as the context may require.

g)                                     Waivers.  No waiver or failure of enforcement by Casual, Sellers or Purchaser of any term or condition of this Agreement shall be effective unless in writing, nor shall it operate as a waiver of any other breach of such term or condition or of any other term or condition.

h)                                     Binding Effect; Assignment.  This Agreement will bind and inure to the benefit of each party’s permitted successors and assigns. No party may assign this Agreement, in whole or in part, without the written consent of all other parties, provided, however, that the Purchaser may assign this Agreement without such consent to a successor in interest of the Purchaser or in connection with any merger, consolidation, sale of all or substantially all of the Purchaser’s assets or any other transaction in which more than fifty percent (50%) of the Purchaser’s voting securities are transferred. Any attempt to assign this Agreement other than in accordance with this provision shall be null and void. The terms and conditions of the Agreement are not intended, nor shall the Agreement be construed, to confer any enforceable rights on any person not a party to the Agreement or such person’s successors or assigns.

i)                                         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

j)                                         Entire Agreement.  This Agreement contains the entire agreement of the parties with regard to its subject matter.  This Agreement supersedes any prior written or oral agreements between the parties concerning its subject matter, including but not limited to the Letter of Intent dated October 12, 2004.

k)                                      Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in Tampa, Florida, in accordance with the Streamlined Arbitration Rules and Procedures of JAMS in effect at the time the request for arbitration is submitted, except as specifically otherwise provided in this Article 9(k).  Notwithstanding the foregoing, Casual or Sellers may, in their discretion, apply to a court of competent jurisdiction for equitable relief from any violation or threatened violation of the covenants of Purchaser under Article 6(b) of this Agreement.  The matter shall be heard by one neutral arbitrator.  The arbitrator shall allow such discovery as the arbitrator determines appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator.  The arbitrator shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision.  Thereafter, the decision of the arbitrator shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.  The arbitrator shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator.  Judgment upon the award rendered by the arbitrator may be entered in any court having in personam and subject matter jurisdiction.  Purchaser, Casual and each Seller hereby submit to the in personam jurisdiction of the Federal and State courts in Hillsborough County, Florida, for the purpose of confirming any such award and entering judgment thereon.  All proceedings under this Article 9(k), and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.  The fact that the dispute resolution procedures specified in this Article 9(k) shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party.

l)                                         Remedies.  In the event of a breach or threatened breach by any party to this Agreement of its obligations hereunder, any party injured or threatened to be injured by such breach, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of such provisions will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

m)                                   Interpretation.  This Agreement shall be construed according to the fair meaning of its language.  The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement.

n)                                     Disclosure.  The parties mutually agree not to disclose the terms of this Agreement except by news release in a form mutually agreed to by the parties, by Form 8K as required by NASDAQ or SEC reporting requirements to which Purchaser is subject, or except as required by court order.  If disclosure is required, the disclosing party agrees to notify the other party in advance of the content of the information being disclosed and to whom the disclosure is being made.

o)                                     Releases.  To the extent permitted by law, each Seller hereby remises, releases, acquits, satisfies and forever discharges (for himself, his heirs, personal representatives and any person claiming by, through or under them, hereinafter collectively referred to as the “Releasing Parties” and individually called “Releasing Party”) the Purchaser and Casual, its officers, directors, employees, agents and representatives, of and from any and all actions, inactions, causes of action, suits, debts, dues, sums of money, damages, judgments, executions, claims and demands whatsoever, in law or in equity, which the Releasing Parties or any of them ever had, now has or which they, or their personal representatives, successors, heirs or assigns of any Releasing Party may have in the future for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world until the day of these presents, in any way related to a violation of federal or state securities laws in connection with the offer and sale of the Shares to such Seller.

p)                                     Stockholders’ Representative.  The Sellers (by virtue of their execution of this Agreement) hereby irrevocably constitute and appoint Benjamin R. Rizzo, Robert H. Hapanowicz, and David Canarelli as the agent and true and lawful attorney in fact of the Sellers (the “Stockholders’ Representative”), to act in the name, place and stead of the Sellers for purposes of executing any documents and taking any actions that the Stockholders’ Representative may, in his their discretion, determine to be necessary, desirable or appropriate in connection with all matters relating to the Second Payment, Third Payment, and Final Payment and the Closings under Article 1 and Article 5 and any claim for indemnification under Section 7.  The Stockholders’ Representative shall act by majority vote on all matters.  All expenses incurred by the Stockholders’ Representative in connection with the performance of his duties as Stockholders’ Representative shall paid exclusively from the Second Payment, Third Payment, and Final Payment, and the Stockholders’ Representative shall be entitled to recover any out-of-pocket costs and expenses reasonably incurred by the Stockholders’ Representative in connection with actions taken by the Stockholders’ Representative pursuant to this Agreement (including the hiring of legal counsel and the incurring of legal fees and costs) from the Second Payment, Third Payment, and Final Payment (and the Stockholders’ Representative is authorized to direct Purchaser to make such payments from the Second Payment, Third Payment, and Final Payment).  All parties to this Agreement acknowledge that the Stockholders’ Representative is permitted to engage Foley & Lardner LLP as counsel to the Stockholders’ Representative and waives any conflict of interest that may arise as a result of such engagement.

q)                                     Nature of Certain Obligations.  The covenants of each Seller in Article 1 concerning the sale of Shares to Purchaser and the representations and warranties of each Seller in Article 4 concerning the transaction are individual obligations.  This means that the particular Seller making the representation, warranty or covenant shall be solely responsible to the extent provided in Article 7 for any adverse consequences Purchaser may suffer as a result of any breach thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers, effective as of the date set forth above.

Date: January 11, 2005	MONTEREY GOURMET FOODS, INC.

	By:	/S/ James M. Williams
James M. Williams
President and
Chief Executive Officer

Date: January 11, 2005	CASUAL GOURMET FOODS, INC.

	By:	/S/ Robert J. Hapanowicz
Robert J. Hapanowicz, Chief Financial Officer

SELLERS:

/S/ Robert J. Hapanowicz	/S/ Ben R. Rizzo
Robert J. Hapanowicz	Ben R. Rizzo
Date: January 11, 2005	Date: January 11, 2005

/S/ W. Nicholas Hoban	/S/ David Canarelli
W. Nicholas Hoban	David Canarelli
Date: January 11, 2005	Date: January 11, 2005

/S/ Milon S. Christmon III	/S/ Donna Johnston
Milon S. Christmon III	Donna Johnston, representative of
Date: January 11, 2005	Alan J. Johnston, deceased
Date: January 11, 2005

/S/ John M. McKennan, M.D	/S/ Gregory C. Jewell
John M. McKennan, M.D.	Gregory C. Jewell
Date: January 11, 2005	Date: January 11, 2005

Bartle Azzarelli Family, L.P.		Walter Gardner Trust, dated February 18, 1988

By:	/S/ Bartle Azzarelli,	/S/ Michael F. Gregory
	,General Partner	Michael F. Gregory, Trustee
	Date: January 11, 2005	Date: January 11, 2005

/S/ Kevin Todd	/S/ Dana Todd
Kevin Todd	Dana Todd
Date: January 11, 2005	Date: January 11, 2005

/S/ Thomas DeGironimo	/S/ Virginia DeGironimo
Thomas DeGironimo	Virginia DeGironimo
Date: January 11, 2005	Date: January 11, 2005

/S/ Philip T. Dontino	/S/ Barbara Walker
Philip T. Dontino	Barbara Walker
Date: January 11, 2005	Date: January 11, 2005

/S/ William J. DeJohn	/S/ Dan DeSimone
William J. DeJohn	Dan DeSimone
Date: January 11, 2005	Date: January 11, 2005

/S/ Jack F. Demma
Jack F. Demma
Date: January 11, 2005